EXHIBIT 10.58
AMENDMENT TO
AMENDED AND RESTATED
CHANGE IN CONTROL AGREEMENT
     THE AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT, dated February 1, 2005, between Bowater Incorporated (the “Corporation”) and William G. Harvey (the “Executive”) is hereby amended as follows:
     1. It is agreed that the transaction by which the Corporation became a subsidiary of AbitibiBowater Inc. did not constitute a Change in Control, and that henceforth the definition of Change in Control shall be interpreted as if AbitibiBowater Inc. were the Corporation.
     2. A new paragraph (v) is added at the end of Section 1 to read as follows:
“(v)	‘Termination of employment’ (whether or not capitalized) shall mean a separation from service as defined in Section 409A of the Internal Revenue Code (the ‘Code’), any reference to the Executive’s employment being terminated shall mean that the Executive has incurred a separation from service as so defined, and (notwithstanding any contrary provision in Section 1(u)) any reference to the ‘Termination Date’ or to effective date of a termination shall mean the date on which the Executive has incurred a separation from service.”

3.	The last sentence of Section 4(b)(vii) is amended in its entirety to read as follows:

“If and to the extent that the benefit described in this paragraph is not or cannot be provided under any plan, program, or arrangement of the Corporation, or without the benefits provided thereunder being taxable to the Executive, the Corporation shall either, at its election, procure an insurance policy on substantially similar terms and conditions for the Executive and the Executive’s spouse or surviving spouse and dependents, or pay Executive an additional amount of severance pay for each month during which such coverage is in effect equal to the amount of tax that is imposed on the value of such coverage (plus the tax imposed on such additional severance pay), which amount shall be withheld to satisfy the tax obligation; and”

4.	Section 4(b)(viii) is amended in its entirety to read as follows:
“(viii)	The Corporation shall pay for or provide the Executive with individual out-placement assistance as offered by a member firm of the Association of Out-Placement Consulting Firms, at a total cost not to exceed $20,000; provided that such assistance shall be provided not later than the end of the second year following the year in which the termination of employment occurs and, if reimbursed by the Corporation rather than paid directly, shall be reimbursed not later than the end of the year following the year in which the expense is incurred.”

5.	The last paragraph of Section 4(b) is amended to read as follows:

“The sum of the amounts set forth in subsections (b)(i) through (vi) shall be paid to the Executive in a lump sum not later than ten (10) business days following the effective date of the termination; provided that if the Executive is a ‘designated employee,’ as defined in Section 409A of the Code, on the date on which he incurs a termination of employment, then payment of the amounts in subsections (b)(ii) through (vi) shall be deferred until the first business day that is more than six months after the Executive has incurred a termination of employment (such six month period being hereinafter referred to as the ‘409A Deferral Period’). If the Executive dies during the 409A Deferral Period, the payment shall be made instead, within ten (10) business days following his death, to the person designated by the Executive in writing, or if no such person is designated to the Executive’s estate. If any of the amounts payable pursuant to subsections (b)(ii)-(vi) are a substitute for any salary continuation or severance payments or benefits under the provisions of any Employment Agreement then in effect (the ‘other severance’), and if the other severance constitutes deferred compensation subject to Section 409A of the Code, the applicable payment provided in subsection (b)(ii)-(vi) shall be paid in accordance with the same schedule of payments provided for the other severance for which it serves as a substitute, to the extent the payment provided in subsection (b)(ii)-(vi) does not exceed the other severance, except that no such payment shall be made until the end of the 409A Deferral Period; provided that this sentence shall not apply if the Executive’s employment is terminated not more than two years following a Change in Control that also constitutes a ‘change in control event’ with respect to the Executive as defined in Section 409A of the Code. In addition, and regardless of whether the preceding sentence applies, no payments of other severance that are subject to Section 409A of the Code shall be paid during the 409A Deferral Period (and for purposes of such determination each installment of other severance that is payable in installments shall be treated as a separate payment), and all such payments that would otherwise have been paid during the 409A Deferral Period shall be accumulated and paid in a lump sum on the first business day after the end of the 409A Deferral Period. Each employment or other agreement providing for payment of other severance is hereby deemed amended in accordance with the preceding sentence.”

6.	A new sentence is added to the end of Section 5 to read as follows:

“Anything else contained herein to the contrary notwithstanding, any payment to the Executive pursuant to this Section 5 shall be paid not later than the end of the year following the year in which the applicable tax is paid by the Executive; provided that this sentence is included solely to satisfy the requirements of Section 409A of the Code and shall not be construed to permit the Corporation to make any payment later than the date on which it would otherwise have been required to be paid.”

7.	Section 6 is deleted in its entirety.

8.	Section 7 is amended in its entirety to read as follows:

“The time and form of payment for receipt of amounts to which the Executive is entitled under the non-Statutory retirement plan is governed by the terms of such plan.”

9	A new sentence is added to the end of Section 11 to read as follows:

“Anything else contained herein to the contrary notwithstanding, any payment to the Executive pursuant to this Section 11 shall be paid not later than the end of the year following the year in which the reimbursable expense is paid by the Executive; provided that this sentence is included solely to satisfy the requirements of Section 409A of the Code and shall not be construed to permit the Corporation to make any payment later than the date on which it would otherwise have been required to be paid.”

10.	A new sentence is added to the end of Section 16 to read as follows:

“This Agreement is also intended to comply with all requirements of Section 409A of the Code with respect to any amount payable to the Executive that constitutes deferred compensation subject to Section 409A and, to the maximum extent permitted by law, the terms of this Agreement shall be interpreted in such a manner that the Executive is not subject to additions to tax imposed by Section 409A; provided that nothing contained herein shall be construed to require the Corporation to reimburse the Executive for any such additions to tax.”
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                     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed this 19th day of December, 2008.

BOWATER INCORPORATED

By /s/ Jacques P. Vachon Name: Jacques P. Vachon
Title: Vice President and Secretary

/s/ William G. Harvey

Name: William G. Harvey

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